Direct Dial: (215) 564-8074


                             October 28, 1996


Delaware Group Tax-Free Fund, Inc.
One Commerce Square
Philadelphia, Pa.  19103

Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 under the Investment Company Act of l940, as amended
(the "l940 Act"), Delaware Group Tax-Free Fund, Inc. (the
"Company"), a Maryland corporation, intends to file a Rule 24f-2
Notice with the United States Securities and Exchange Commission.

The Notice will recite that pursuant to the Rule the Fund, during the fiscal year beginning September l, l995 and ending August 3l, l996, the Company sold shares of common stock of the Tax-Free USA Fund, of the Tax-Free Insured Fund, and of the Tax-Free USA Intermediate Fund, comprised in each case of an A, a B, and a C Class, of an aggregate public offering price of $93,707,212 (not including $30,555,012 of shares issued in connection with dividend reinvestment plans which are reported on the Notice for purposes of the fee computation table). The Notice will be filed to make definite the registration of the shares of common stock of these series sold by the Company under the Securities Act of l933 (the "l933 Act") for such period. You have also informed us that all of such shares were issued in accordance with the provisions relating thereto in the registration statement filed under the l933 Act by the Company as such registration statement was amended and currently in effect during the period.

          We have acted as legal counsel to the Company during the period of time referred to above and, as such, have reviewed the Articles of Incorporation of the Company; various Articles Supplementary; the By-Laws; the registration statement under the l940 and l933 Acts and such minutes of corporate proceedings and other documents as we deem material to our opinion.

          Based on the foregoing, we are of the opinion that all of the shares of common stock of the Company described in the Rule 24f-2 Notice as having been sold during the period were fully paid, nonassessable and legally issued shares of common stock of the respective series of the Company.

          We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Rule 24f-2 Notice and as an exhibit to the Company's registration statement under the l933 Act and to the reference to us in the prospectus of the Company as legal counsel who have passed upon the legality of the offering of the Company's common stock. We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdictions in which the common stock of the Company is offered for sale.

                         Very truly yours,

                         STRADLEY, RONON, STEVENS & YOUNG, LLP



                         By:  /S/STEVEN M. FELSENSTEIN
                              ------------------------
                              Steven M. Felsenstein



SMF/nk





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